EXHIBIT 1.5

                          CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION
               OF FEDERAL MORTGAGE CORPORATION OF PUERTO RICO, INC.


     WE, the undersigned, being a majority of the Directors of FEDERAL MORTGAGE CORPORATION OF PUERTO RICO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of FEDERAL MORTGAGE CORPORATION OF PUERTO RICO, INC., duly held and convened, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation and declaring said amendment advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by changing the article thereof numbered FOURTH to read as follows:

          FOURTH: The total number of shares of common stock which this corporation is authorized to issued is one hundred million (100,000,000) shares of the par value of $.001 each, amounting to One Hundred Thousand
                    ($100,000).

     SECOND: That no part of the capital of said corporation having been paid, this certificate is filed pursuant to Section 241 of Title 8 of the Delaware Code, as amended.

IN WITNESS WHEREOF, we have hereunto set our respective hands and seals this 23rd day of December, A.D., 2003.

BY(Signature)                               /s/ Peter J. Porath,
(Title)                                     President/Director


BY(Signature)                               /s/ Alvin Roth,
(Title)                                     Director























                                         -1-